Exhibit 99.2

HEARTWARE INTERNATIONAL, INC.

2012 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE

HeartWare International, Inc., a Delaware corporation (the “Company”), pursuant to its 2012 Incentive Award Plan (the “Plan”), hereby grants to the holder listed below (“Holder”), an option (the “Option”) to purchase the number of shares of the Company’s Common Stock (each, a “Share”) set forth below. This Option is subject to all of the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Grant Notice and the Stock Option Agreement.

Holder:

Grant Date:

Vesting Commencement Date:

Exercise Price per Share:	$

Total Exercise Price:	$

Total Number of Shares Subject to the Option:		shares

Expiration Date:

Type of Option:	☐ Incentive Stock Option	☐ Non-Qualified Stock Option

Vesting Schedule:	[To be specified in individual agreements]

By electronically accepting this document or by signing below and sending a copy to the Secretary of the Company, Holder agrees to be bound by the terms and conditions of the Plan, this Grant Notice and the Agreement. Holder has reviewed this Grant Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Holder has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Holder hereby consents to electronic delivery of all notices or other information with respect to the Option or the Company and agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

HEARTWARE INTERNATIONAL, INC.		HOLDER

By:		By:

Print Name:		Print Name:

Title:

Address:	205 Newbury Street, Suite 101	Address:

Framingham, MA 01701

EXHIBIT A

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (this “Agreement”) is attached, HeartWare International, Inc., a Delaware corporation (the “Company”), has granted to Holder an Option under the Company’s 2012 Incentive Award Plan (the “Plan”) to purchase the number of Shares indicated in the Grant Notice.

ARTICLE I

GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

(a)    “Cause” shall mean Holder’s: (i) material or persistent breach of his duties and responsibilities to the Company; (ii) engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the Company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the Board brings Holder, the Board, the Company or any affiliate into disrepute; (iv) neglect of or negligent performance of Holder’s duties to the Company; (v) willful, unauthorized disclosure of material confidential information belonging to the Company, or entrusted to the Company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of Holder’s duties to the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of Holder’s duties to the Company; (vii) repeated failure to comply with the lawful directions of Holder’s immediate supervisor or the Board; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the Company or any affiliate into disrepute. Notwithstanding the foregoing, Holder’s Disability shall not constitute Cause as set forth herein. The determination that a termination is for Cause shall be by the Administrator in its sole and exclusive judgment and discretion. Notwithstanding the foregoing, if Holder is a party to an employment or severance agreement with the Company or any Subsidiary in effect as of the date of Holder’s Termination of Service that defines “Misconduct” or “Cause” or a similar term, “Cause” for purposes of the Plan and such Award shall have the meaning given in the employment or severance agreement.

(b)    “Disability” shall mean Holder’s permanent inability, by reason of physical condition, mental illness or accident, to perform substantially all of the duties of the position in which Holder has been employed or appointed (as determined by the Administrator); provided, that Holder shall be deemed to have incurred a Disability if Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company; provided further, that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II

GRANT OF OPTION

2.1    Grant of Option. In consideration of Holder’s past and/or continued employment with or service to the Company or a Parent or Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to Holder the Option to purchase the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement. Unless designated as an Incentive Stock Option in the Grant Notice, the Option shall be a Non-Qualified Stock Option.

2.2    Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and Holder is a Greater Than 10% Stockholder, the price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Grant Date.

2.3    No Right to Continued Employment. Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Holder any right to continue in the employ or service of the Company or any Parent or Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Parent or Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder.

ARTICLE III

PERIOD OF EXERCISABILITY

3.1    Commencement of Exercisability.

(a)    Subject to Sections 3.2, 3.3, 5.6 and 5.13, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b)    No portion of the Option that has not become vested and exercisable at the date of Holder’s Termination of Service shall thereafter become vested and exercisable, except as may be otherwise provided in the Grant Notice or provided by the Administrator or as set forth in a written agreement between the Company and Holder.

(c)    Notwithstanding Sections 3.1(a) and 3.1(b), unless otherwise provided in the Grant Notice, and subject to the terms and conditions of the Plan, the Option shall become fully vested and exercisable upon Holder’s Termination of Service as a result of Holder’s death or Disability, or immediately prior to the effective time of a Change in Control or liquidation or dissolution of the Company.

3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3    Expiration of Option. Subject to Section 3.1(c), the Option may not be exercised to any extent after the first to occur of the following events:

(a)    The expiration of ten years from the Grant Date;

(b)    If this Option is designated as an Incentive Stock Option and Holder owned (within the meaning of Section 424(d) of the Code), at the time the Option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any “subsidiary corporation” of the Company or any “parent corporation” of the Company (each within the meaning of Section 424 of the Code), the expiration of five years from the Grant Date;

(c)    The expiration of three months following the date of Holder’s Termination of Service, unless such termination occurs by reason of Holder’s death, Disability or for Cause;

(d)    The expiration of one year from the date of Holder’s death if Holder dies prior to his or her Termination of Service;

(e)    The expiration of one year from the date of Holder’s Termination of Service by reason of Holder’s Disability; or

(f)    The date of Holder’s Termination of Service by the Company for Cause.

If the Option is an Incentive Stock Option, note that, to obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all times beginning on the date of grant of the Option and ending on the day three months before the date of Option’s exercise, Holder must be an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company, except in the event of Holder’s death or Disability. The Company has provided for extended exercisability of Holder’s Option under certain circumstances for Holder’s benefit but cannot guarantee that Holder’s Option will necessarily be treated as an “incentive stock option” if Holder continues to be employed by or provide services to the Company or an affiliate as a Consultant or Director after Holder’s employment terminates or if Holder otherwise exercises its options more than three months after the date Holder’s employment terminates.

3.4    Special Tax Consequences. Holder acknowledges that, to the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options, including the Option, are exercisable for the first time by Holder in any calendar year exceeds $100,000, the Option and such other options shall be Non-Qualified Stock Options to the extent necessary to comply with the limitations imposed by Section 422(d) of the Code. Holder further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other “incentive stock options” into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder.

ARTICLE IV

EXERCISE OF OPTION

4.1    Person Eligible to Exercise. Except as provided in Section 5.1, during the lifetime of Holder, only Holder may exercise the Option or any portion thereof. After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

4.2    Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, that the Option shall not be exercisable with respect to fractional Shares.

4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a)    An Exercise Notice in writing signed by Holder or any other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)    The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, as provided under Section 4.4;

(c)    Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(d)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than Holder, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4    Method of Payment. Payment of the exercise price and any applicable withholding tax shall be by any of the following, or a combination thereof, at the election of Holder, subject to Sections 13.1 and 13.2 of the Plan:

(a)    Cash;

(b)    Check;

(c)    With the consent of the Administrator, delivery of a notice that Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option; provided, that the broker pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised and any applicable withholding tax;

(d)    With the consent of the Administrator, surrender of vested Shares owned by Holder that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised and any applicable withholding tax;

(e)    With the consent of the Administrator, surrendered Shares issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Shares with respect to which the Option or portion thereof is being exercised and any applicable withholding tax; or

(f)    With the consent of the Administrator, property of any kind that constitutes good and valuable consideration.

(g)    Notwithstanding anything to the contrary in this Section 4.4, the Company shall have the authority and the right to deduct, to withhold, to require Holder to remit to the Company (including without limitation, as provided in the Grant Notice), or to require Holder to sell a whole number of Shares (or to sell Shares on Holder’s behalf) with a Fair Market Value approximately equal to, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder (if any) with respect to any taxable event arising in connection with the Option. The number of Shares that may be so deducted, withheld or sold shall be limited to the whole number of Shares that have a Fair Market Value on the date of deduction, withholding or sale approximately equal to the aggregate amount of liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

(h)    Notwithstanding any other provision of the Plan or this Agreement, if Holder is a Director or “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act, he or she shall not be permitted to make payment pursuant to this Section 4.4, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company, in violation of Section 13(k) of the Exchange Act.

4.5    Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator, in its sole discretion, shall deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator, in its sole discretion, shall determine to be necessary or advisable;

(d)    The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience; and

(e)    The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax, as provided under Section 4.4.

4.6    Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) and, once issued, such Shares shall be freely tradeable and non-forfeitable. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article 15 of the Plan.

ARTICLE V

OTHER PROVISIONS

5.1    Option Not Transferable.

(a)    Subject to Section 5.1(c), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)    Unless transferred to a Permitted Transferee in accordance with Section 5.1(c), during the lifetime of Holder, only Holder may exercise the Option or any portion thereof. After the death of Holder, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(c)    Notwithstanding any other provision in this Agreement, with the consent of the Administrator and to the extent the Option is designated as a Non-Qualified Stock Option, the Option may be transferred to, exercised by and paid to one or more Permitted Transferees, subject to the terms and conditions set forth in Section 13.3 of the Plan. Subject to such conditions and procedures as the Administrator may require, a Permitted Transferee may exercise the Option or any portion thereof during Holder’s lifetime.

5.2    Adjustments. Holder acknowledges that the Option, including the vesting of the Option and the number of Shares subject to the Option, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Article 15 of the Plan.

5.3    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of the Company’s authorized officer on the Grant Notice, and any notice to be given to Holder shall be addressed to Holder at the address given beneath Holder’s signature on the Grant Notice. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice that is required to be given to Holder shall, if Holder is then deceased, be given to the person entitled to exercise his or her Option pursuant to Section 4.1 by written notice under this Section 5.3. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.4    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.5    Governing Law; Severability. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.6    Conformity to Securities Laws. Holder acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered in the discretion of the Administrator, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.7    Tax Representations. Holder has had the opportunity to review with Holder’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Holder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Holder understands that Holder (and not the Company) shall be responsible for Holder’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

5.8    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.1, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

5.9    Notification of Disposition. If this Option is designated as an Incentive Stock Option, Holder shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date with respect to such Shares or (b) within one year after the transfer of such Shares to Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Holder in such disposition or other transfer.

5.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.11    Not a Contract of Employment. Nothing in this Agreement, the Grant Notice or the Plan shall confer upon Holder any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

5.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.

5.13    Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

5.14    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Holder.